                          Registration Number 333-46336


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                     Post Effective Amendment Number One to

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            COMPOSITE SOLUTIONS, INC.
                     -------------------------------------
                      (Full name of Registrant in Charter)


         FLORIDA                                          65-0790758
-----------------------                    -------------------------------------
State of Incorporation                      IRS EMPLOYER IDENTIFICATION NUMBER


                           3655 Nobel Drive, Suite 440
                           SAN DIEGO, CALIFORNIA 92122
                           ---------------------------
                     (Address of Principal Executive Office)


                            2000 STOCK INCENTIVE PLAN
                            -------------------------
                              (Full title of Plan)

                               Gilbert A. Hegemier
                           3655 Nobel Drive, Suite 440
                           San Diego, California 92122
                                 (858) 459-4843
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)


                                                    Calculation of Registration Fee

Title of securities to            Amount to be         Proposed maximum         Maximum aggregate         Amount of
   be registered                  registered        offering Price Per Share        registration        securities fee (1)


Common Stock,                  1,000,000 shares             $  .61                 $610,000               $161.04
                                                            ------             -----------------          --------




(1) Estimated solely for the purpose of calculating the registration fee based upon the average bid and asked price of the common Stock on the OTC Electronic Bulletin Board on September 12. SECURITY FEE was previously paid in the September 21, 2000 filing S-8.

NOTE 1. THIS IS AN AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN FILED ON SEPTEMBER 21, 2000. THE AMENDMENT IS ONLY TO EXHIBIT 23.2, PAGE 7. THIS IS TO CONFIRM THE INDEPENDENT ACCOUNTING FIRM IN CHARGE OF AUDITING THE REPORTS MENTIONED IN EXHIBIT 23.2. THE FIRM IN CHARGE WAS DURLAND & COMPANY, CPAs OF PALM BEACH FLORIDA NOT PETERSON & COMPANY. ON JUNE 23, 2000, PETERSON & COMPANY ENGAGED AS THE PRINCIPAL ACCOUNTANT TO AUDIT THE COMPANY'S FINANCIAL STATEMENTS.

     PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Information Incorporated by Reference.

     Composite Solutions, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following documents:

     (a) The Company's latest annual report on form 10-KSB filed pursuant to Sections 13(a) or 5(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for the Company's fiscal year ended September 30, 1999.

     (b) The Company's Quarterly Reports on Form 10-QSB for quarterly period ended March 31, 2000.

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (d) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement is filed with the SEC and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Item 4. Description of Securities.

     The Registrant hereby registers its Common Stock to be issued and options to be granted pursuant to the 2000 Stock Incentive Plan of the Company. The Common Stock to be offered hereby is registered under Section 12 of the Exchange Act.

     Stock bonuses granted pursuant to the Plan will vest at the time or times determined by the Committee administering the Plan. The maximum term of each option granted under the Plan is ten years. Stock options granted under the Plan must be exercised by the Participant during the earlier of their term or within 90 days after Participant's cessation of Continuous Service, so long as such cessation was not a result of Participant's Misconduct. During said period, such option may be exercised in accordance with its terms but only for the number of shares with respect to which installments have been accrued and vested as set forth in Participant's option as of the date of the cessation of Continuous Service. Unvested options and all Incentive Stock Options ("ISOs") under the Plan are not transferable except by will or by the laws of descent and distribution, and ISOs may be exercised only during the life of the Participant. The exercise of shares of Common Stock subject to options qualifying as Incentive Stock Options must not be less than the fair market value of the Common Stock on the date of grant. Under the Plan, the exercise price is payable in cash, by check, or at the direction of the Committee by transfer of previously acquired shares of the Company Common Stock.

     Item 5. Interests of Named Experts and Counsel

     Not applicable.

     Item 6. Indemnification of Directors and Officers

     Chapter 607.0850 of the Business Corporation Act of the Florida Statutes authorizes a corporation to indemnify any person who was or is a party to any proceeding (other than a derivative suit) by reason of the fact that he/she is or was a director or officer of the corporation against liability incurred therewith if such person acted in good faith and in a manner he/she reasonably believed to be in, or not opposed to, the best interests of the corporation. The Chapter also authorizes a corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation against expenses and amounts paid in settlement not exceeding the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. A director or officer may be indemnified against expenses actually and reasonably incurred by him/her in connection with an aforementioned proceeding to the extent that such director or officer was successful on the merits or otherwise in defense of a proceeding.

     Any indemnification of a director or officer, unless pursuant to a determination by a court, must be authorized and determined to be proper under the circumstances by the corporation's board of directors by a majority vote of a quorum, excluding those directors involved in the proceeding, if available, or by a designated committee, independent legal counsel or majority vote of shareholders. Florida law also allows for the advancement of expenses under limited circumstances [and indemnification will be allowed], unless a director's or officer's actions or omissions are adjudged to be material to the action, constituting an unjustified violation of criminal law, a gain of improper personal benefit, an assenting of an unlawful distribution, or willful misconduct or a conscious disregard for the best interests of the corporation.

     The Company has provided for indemnification of its officers, directors and agents in its amended articles of incorporation similar to the provisions set forth in Chapter 607.0850 of the Business Corporation Act of the Florida Statutes.

     Item 7. Exemption from Registration Claimed

     Not applicable.

     Item 8. Exhibits

     The Exhibit Index immediately preceding the Exhibits is attached hereto and incorporated herein by reference.

     Item 9. Undertakings

     (a)  Rule 415 Offering

     The undersigned Registrant hereby undertakes;

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filing Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new

Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settlement by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California on December 1,
2000.

Composite Solutions, Inc.


By:   /s/ GILBERT HEGEMIER
    ----------------------------------
         Gilbert Hegemier
         Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Director (Principal Executive and Accounting Officer)

POWER OF ATTORNEY

     The officers and directors of La Jolla Diagnostics, Inc., whose signatures appear below, hereby constitute and appoint Gilbert Hegemier and Mark Olson, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and each of the undersigned does hereby ratify and confirm all the each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 1, 2000.


/s/ GILBERT HEGEMIER
----------------------------------
Gilbert Hegemier,
Chairman, Chief Executive Officer, Chief Financial Officer,
Secretary and Director (Principal Executive and Accounting Officer)


/s/ MARK OLSON
----------------------------------
Mark Olson,
President, Chief Operating Officer and Director

EXHIBIT INDEX

4.1* Registrant's Articles of Incorporation (under its former name, JS Business Works, Inc.).

4.2* Articles of Amendment of the Articles of Incorporation of JS Business Works, Inc. (filed 5/4/98).

4.3 Articles of Amendment of the Articles of Incorporation of JS Business Works, Inc. (filed 6/7/98).

4.4*  Registrant's Bylaws.

5.1   Opinion of Blanchard, Krasner & French regarding legality.

23.1  Consent of Blanchard, Krasner & French (included in Exhibit 5.1).

23.2  Consent of Peterson & Company.

24.1 Power of Attorney (included in signature pages to this Registration Statement).

99.1  2000 Stock Incentive Plan.

99.2  Form of Stock Option Agreement.



------------------------
* Previously filed as an exhibit to the Registration Statement on Form 10-SB12G filed by the Registrant on July 1, 1998, as amended through December 2, 1998, and incorporated herein by reference.






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